Exhibit 99.1

Contact:

Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corp
(516) 536-5850 randi.baldwin@amac.com

AMERICAN MEDICAL ALERT CORP. REPORTS RECORD QUARTERLY EARNINGS RESULTS FOR FIRST QUARTER 2010

      Company Achieves Earnings of $887,372 or $0.09 Per Diluted Share

OCEANSIDE, New York. –May 13, 2010 – American Medical Alert Corp. (NASDAQ:  AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter ended March 31, 2010, the highlights of which are as follows:

•	Company enters into joint venture with Qualcomm, Inc. and Hughes Telematics, Inc. to develop a next generation mobile PERS system.

•
For the second quarter in succession, the HSMS division recorded a gross profit percentage of over 60%, and the division’s overall gross profit percentage for quarter ended March 31, 2010 increased 4% over the prior year.

•	Company has built up cash on hand in excess of $6,700,000 and had working capital of over $10,300,000 at March 31, 2010.

•	Company prepares to launch an aggressive advertising campaign to market its PERS and MedSmart product direct to Consumer.

Revenues for the quarter ended March 31, 2010, consisting primarily of monthly recurring revenues (MRR) was $9,911,247 as compared to $9,930,089 for the same period in 2009.  Net income for the quarter ended March 31, 2010 increased 15% to $887,372 or $0.09 per diluted share compared to $773,250 or $0.08 per diluted share for the same period in 2009.  Net Income for the trailing twelve months ended March 31, 2010 increased 32% to $3,003,635 as compared to $2,282,121 for the same period in 2009. This 32% growth rate excludes a one time non operating charge of $521,627 for loss on abandonment incurred in 2008, and thereby more accurately reflects the growth from an operational perspective.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the quarter ended March 31, 2010 was $2,429,414 as compared to $2,385,904 for the same period in 2009.  EBITDA for the trailing twelve months ended March 31, 2010 and 2009 was $9,037,304 and $7,582,188, respectively.

The Company continues to demonstrate increasing financial strength within its balance sheet reflecting improved liquidity, working capital and debt to equity ratio as follows:

•	The Company’s cash on hand at March 31, 2010 was $6,712,796 as compared to $5,498,448 at December 31, 2009.

•	The Company’s working capital increased to $10,335,110 at March 31, 2010, as compared to $8,946,330 at December 31, 2009, representing a 16% increase.

•	The Company continues to pay down its debt in 2010 and had a debt to equity ratio of .07 to 1 at March 31, 2010 as compared to .09 to 1 at December 31, 2009.

Jack Rhian, AMAC’s Chief Executive Officer and President, explained: “The results of our first quarter are particularly impressive given that multiple new revenue generation initiatives have not yet had an opportunity to contribute to our (97%) recurring revenue base. We have reorganized our sales and marketing efforts into two groups within our HSMS division, one focused on accelerating business to business activities and a second team focused on direct to consumer strategies. The most significant new HSMS strategy will be the launch of a national direct to consumer advertising campaign focusing on MedSmart (our medication management system) as well as our core PERS product. The campaign is scheduled to commence this summer. We plan to dedicate resources in excess of a million dollars in support of this program in 2010. This investment, while muting our results in the upcoming quarters, is expected to facilitate revenue growth commencing in the second half of this year.

With respect to the TBCS division, we are committed to improving the profitability and driving sales activities within that group as well. As recently reported, our TBCS group has secured two large awards through our PhoneScreen brand that works with pharmaceutical companies and clinical research organizations. We are also growing our hospital solutions business with new work coming through from new hospitals as well as existing customers adding new projects. We anticipate the revenue from these new agreements will be reflected as well during the second half of this year.

While we have focused our management efforts on extracting greater profits and generating increased revenue, we have concurrently been working to establish access to next generation technology within our core PERS product line. PERS is an intrinsic tool to support independent living. We recognize that while the utilization of PERS will substantially increase over the next decade, the communication medium cannot be limited to traditional home based telephone lines. We also believe that clients who utilize PERS want the enhanced protection PERS provides when they leave their home.

To this end, we were extremely pleased to announce yesterday that AMAC has entered into a joint venture with Qualcomm and Hughes Telematics to develop a truly transformational cellular based, mobile PERS system with an embedded GPS combined with other sensors to enable location-based tracking and monitoring of the person wearing the device. In connection with the agreement, AMAC invested $4 Million to acquire a minority interest in the new company and will be represented on Lifecomm’s board of directors.  In addition to its stake in Lifecomm, AMAC will obtain perpetual rights to sell and market the Mobile PERS product, serve as a preferred Emergency Assistance Call Center provider for the Lifecomm Mobile PERS solution and will have certain other first mover advantages. It is our opinion that by adding a mobile PERS solution to our home based PERS, medication management system and telehealth vital signs monitoring solution, we will have positioned AMAC to take a leadership position as the remote patient monitoring solutions provider of choice. With this technology initiative underway, our focus will turn primarily towards sales, marketing and new business implementation. The anticipated effects of these efforts going forward are significant new revenue generation and continued improvement to an already profitable book of stable, recurring revenue.”

Webcast Information

The Company invites investors and others to listen to the earnings conference call live over the Internet or by dial in at 10:30 a.m. ET

What:	American Medical Alert Corp. First Quarter 2010 Results
When:	Thursday, May 13, 2010 at 10:30 a.m. ET
Where:	http://www.investorcalendar.com/IC/CEPage.asp?ID=158192
How:	Log on to the web at the address above, and click on the audio link or dial in 877-407-9205 to participate.

Following the conference call, the webcast will be available on the VCall website at http://www.investorcalendar.com/IC/CEPage.asp?ID=158192. The financial information presented in the webcast will also be available at http://amac.com/press.cfm.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates eight US based communication centers under local trade names: HLINK OnCall, North Shore TAS, Live Message America, ACT Teleservice, MD OnCall, Capitol Medical Bureau, American MediConnect and Phone Screen to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure.  This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)” and “Net Income before Loss on Abandonment”.  Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measures used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations.  Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments. Management also believes reporting Net Income before Loss on Abandonment more accurately reflects the performance of the Company’s core operations and excludes any non-operational or one-time events which may skew the analysis of management or outside investors in evaluating the Company.

EBITDA and Net Income before Loss on Abandonment are non-GAAP financial measures and although management and some members of the investment community utilize it to measure financial performance, EBITDA and Net Income before Loss on Abandonment should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability.  Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes and product liability risks. In addition, certain statements related to the future expectations and timing for the development and commercialization of Lifecomm’s mobile PERS solution, constitute forward-looking statements.  Important factors which might cause a difference between actual and expected events include: (i) greater than expected and/or increased costs or unexpected delays associated with the development and commercialization of Lifecomm’s mobile PERS solution, (ii) inability to successfully develop the technology to support Lifecomm’s mobile PERS solution, (iii) uncertainty relating to consumer interest in and acceptance of Lifecomm’s mobile PERS solution, (iv) risks associated with changes in the competitive or regulatory environment in which Lifecomm operates; and (v) risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights.  The Company does not undertake any obligation to update these forward-looking statements for events occurring after the date of this press release.

Statements of income for the three months ended March 31, 2010 and 2009 and balance sheets as of March 31, 2010 and December 31, 2009 are attached.

AMAC SELECTED FINANCIAL DATA

	3/31/2010	3/31/2009

Revenues	$9,911,247	$9,930,089

Cost of Goods Sold	4,523,439	4,636,968
Selling, General & Administrative Costs	3,907,833	4,052,447
Interest Expense	12,431	23,682
Other Expenses (Income)	(29,828)	(94,258)

Income before Provision for Income Taxes	1,497,372	1,311,250

Net Income	$887,372	$773,250

Net Income per Share
Basic	$0.09	$0.08
Diluted	$0.09	$0.08

Basic Weighted Average
Shares Outstanding	9,526,434	9,453,868

Diluted Weighted Average
Shares Outstanding	9,841,887	9,581,219

CONDENSED BALANCE SHEET
	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Current Assets	$14,856,280	$13,779,968
Fixed Assets – Net	8,270,384	8,756,827
Other Assets	13,117,954	13,291,829

Total Assets	$36,244,618	$35,828,624

Current Liabilities	$4,521,170	$4,833,638
Deferred Income Tax	1,177,000	1,235,000
Long-term Debt	990,002	1,195,000
Other Liabilities	672,485	648,603

Total Liabilities	$7,360,657	$7,912,241

Stockholders’ Equity	28,883,961	27,916,383
Total Liabilities and Stockholders’ Equity	$36,244,618	$35,828,624

Net Income before Loss on Abandonment for the trailing twelve month period ended March 31, 2010 and 2009 reconciled to net income.

	3/31/2010	3/31/2009

Net Income	3,003,635	1,760,494
Add Backs:
Loss on Abandonment	-	521,627

Net Income before Loss on Abandonment	3,003,635	2,282,121

Earnings before interest, taxes and depreciation and amortization for the three months and trailing twelve months ended March 31, 2010 and 2009.

		Add:		Less:
	3/31/10	12/31/2009	Subtotal	3/31/2009	Total

Net Income	887,372	2,889,513	3,776,885	773,250	3,003,635
Add Backs:
Taxes	610,000	1,925,000	2,535,000	538,000	1,997,000
Interest	12,431	76,181	88,612	23,682	64,930
Depreciation & Amort.	919,611	4,103,100	5,022,711	1,050,972	3,971,739

EBITDA	2,429,414				9,037,304

		Add:		Less:
	3/31/09	12/31/2008	Subtotal	3/31/2008	Total

Net Income	773,250	1,439,601	2,212,851	452,357	1,760,494
Add Backs:
Taxes	538,000	1,007,000	1,545,000	315,000	1,230,000
Interest	23,682	279,451	303,133	102,055	201,078
Depreciation & Amort.	1,050,972	4,376,317	5,427,289	1,036,673	4,390,616

EBITDA	2,385,904				7,582,188